Exhibit 10.1

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

                This First Amendment to Stock Purchase Agreement (this “Amendment”), is made as of July 31, 2003 by and between HBC Puerto Rico, Inc., a Puerto Rico corporation (“Buyer”), and Fundación Angel Ramos, Inc., a Puerto Rico corporation (“Seller”).

                WHEREAS, Seller and Hispanic Broadcasting Corporation (“HBC”) are parties to that certain Stock Purchase Agreement, dated as of February 13, 2003 (the “Agreement”).

                WHEREAS, pursuant to an Assignment and Assumption Agreement entered into as of July 30, 2003, HBC has assigned all of its rights, title, and interest in and to the Agreement toBuyer.

                WHEREAS, Buyer and Seller now desire to make certain modifications to the Agreement, including, among other matters, amending the environmental indemnification language and adding additional representations and warranties.

                WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

                NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                1.  Under Section 1, the definitions of “Environmental Claim” and Environmental Laws” are amended to read as follows:

“Environmental Claim” —shall mean any and all administrative, regulatory or judicial actions, suits, proceedings, executory decrees, judgments, demands, demand letters, orders, directives, claims (including claims involving liability in tort), liens or notices of noncompliance or violation relating to any Environmental Law or Governmental Authorization issued under any such Environmental Law, or arising from the presence or release into the environment of Hazardous Materials including, without limitation, Environmental Claims by any governmental or regulatory authority or by any third party for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

                “Environmental Laws” —shall mean all federal, Commonwealth, state, and local laws, statutes, ordinances, guidance, rules now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, land uses, the environment and natural resources, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous

Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.  Environmental Laws include but are not limited to the Communications Act, as amended and as applicable; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (“FIFRA”); the Resource Conservation and Recovery Act, as amended (“RCRA”); the Toxic Substances Control Act, as amended (“TSCA”); the Clean Air Act, as amended (“CAA); the Federal Water Pollution Control Act, as amended (“FWPCA”); the Oil Pollution Act of 1990, as amended (“OPA”); the Fish and Wildlife Coordination Act, as amended (“FWCA”); the Endangered Species Act, as amended (“ESA”); the Wild & Scenic Rivers Act, as amended (“WSRA”); the Rivers and Harbors Act of 1899, as amended (“1899 Rivers Act”); the Water Resources Research Act of 1984, as amended (“WRRA”); the Occupational Safety and Health Act, as amended (“OSHA”); and the Safe Drinking Water Act, as amended (“SDWA”); and their state and local counterparts or equivalents, including the Puerto Rico Public Policy Environmental Act, as amended, and the regulations promulgated thereunder.

                2.  A new Section 2.4(a)(iii) and 2.4(a)(iv) shall be added to read as follows:

                (iii)          $15,000 by wire transfer of immediately available funds to an account designated by Buyer as reimbursement for the anticipated costs of asbestos remediation at the Cataño, Ponce, and Aguas Buenas properties.

                (iv)          $15,169.50 by wire transfer of immediately available funds to an account designated by Buyer as reimbursement for technical and legal expenses incurred by Buyer in connection with various unexpected issues under the Environmental Laws that arose subsequent to the execution of the Agreement.

                3.  The Escrow Agreement, attached as Part 2.5(b) of the Disclosure Schedule, is hereby amended and replaced in its entirety with the form of escrow agreement attached as Exhibit “A” to this Amendment.

                4.  Section 3.19 shall be amended to read as follows:

                3.19         Compliance with Laws.  Except as set forth as described in Part 3.19 of the Disclosure Schedule, the Company is not in violation of any Legal Requirement,  applicable to its business, properties or assets in a manner which might result in any material adverse effect in the business, operations, properties, assets or  financial condition of the Company.

                5.  A new Section 3.30 shall be added to read as follows:

                3.30         Cataño PCBs.  Notwithstanding the representations in Section 3.23, Buyer and Seller acknowledge that prior to the execution of this Agreement, certain equipment (including but not limited to capacitors and transformers) located at the Cataño Facilities contained PCBs.  Seller hereby represents to Buyer that PCBs are no longer present at or on the Cataño Facilities, and that any and all prior-existing PCBs were properly used, managed and disposed of in accordance with all applicable Environmental Laws.  Seller further represents to Buyer that no Environmental Claim of any kind will result from the PCBs that were used or managed in the past at the Cataño Facilities.

                6.  Section 9.8 shall be amended to read as follows:

9.8           Environmental Compliance.  By no later than 120 days after the Closing Date, Seller will cause the Company to bring all environmental matters set forth on Part 3.23 of the Disclosure Schedule (including Governmental Authorizations) into full and complete compliance with the Environmental Laws; provided that Seller shall not be required to remediate the asbestos from the Cataño, Ponce, and Aguas Buenas Facilities.  In addition, Seller, or its designee, shall update Buyer, or its designee, every two weeks and prior to any material environmental permit filing, on the status of Seller’s progress pursuant to this Section 9.8.

                7.  Section 12.1 shall be amended to read as follows:

                12.1         Survival after the Closing.  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, and other documents delivered pursuant to this Agreement will survive the Closing for a period of 18 months after the Closing, except the representations and warranties contained in Section 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.12(a), the last sentence in Section 3.15(a), 3.30, 4.1, 4.2 and 4.3, which shall survive indefinitely, and the representations contained in Section 3.11 and 3.23, which shall survive for a period of 6 years.

                8.  Section 12.2 shall be amended to include new Sections 12.2(g) and 12.2(h), which shall read as follows:

                (g)           any Environmental Claim against the Company arising out of or relating to:  (1) the ownership, operation or condition at any time on or prior to the Closing of  Facilities or any other properties and assets (whether real, personal or mixed and whether tangible or intangible) in which the Company has or had an interest; (2) any Hazardous Materials that were present on the Facilities or such other properties and assets at any time on or prior to the Closing; or (3) any Hazardous Materials, wherever located, that were, or were allegedly, generated, transported, stored, treated, released or otherwise handled by the Company, or by any other person for whose conduct it is or may be responsible pursuant to applicable Environmental Laws, at any time on or prior to the Closing.

                (h)           any action (corrective or otherwise) by the Company to remedy any noncompliance with any Environmental Law, with respect to the assets or the operations of the Company that accrued prior to the Closing Date.

                9.  After 12.2(h), a new paragraph shall be added to read as follows:

                The right to indemnification, payment of Damages (as defined hereinafter) or other remedies based on such representations, warranties, covenants, and obligations will not be affected by an investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement as amended or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  Also, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                10.  Section 12.4 shall be amended to read as follows:

                (a)           If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.12(a), the last sentence of Section 3.15(a), and 3.11 unless on or before eighteen (18) months after the Closing, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer.  A claim with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.12(a), the last sentence of 3.15(a), and 3.30, shall have no time limitation.  In the case of the representations and warranties, covenants, or obligations contained in Sections 3.11, 3.23, 12.2(g), and 12.2(h), the claim must be made on or before 6 years after the Closing Date.

                11.  Except as expressly modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect in accordance with its terms.

                12.  This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

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                                IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to the Stock Purchase Agreement to be executed as of the date first written above.

FUNDACIÓN ANGEL RAMOS, INC.

By:	/s/ Argentina S. Hills
Argentina S. Hills
President

HBC PUERTO RICO, INC.

By:	/s/ Timothy P. Ward
Timothy P. Ward
Vice President and Treasurer